Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 2 to the Registration Statement on Form S-1 of Cactus, Inc. of our report dated March 8, 2017, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effect of the revision described in Note 12 as to which the date is April 20, 2017, relating to the financial statements of Cactus Wellhead, LLC, which appears in such Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

January 29, 2018